                              Eagle Food Centers



October 7, 1997

Mr. Byron 0. Magafas                 VIA AIRBORNE EXPRESS
2224 F Canyonlands Drive             ---------------------
Maryland Heights, MO 63043

Dear Byron:

This letter is intended to define the terms of the employment offer being proposed by Eagle Food Centers, Inc. Please recognize this is by no means an employment agreement, but simply serves to clarify our previous discussions.

Title:              Vice President Human Resources

Reports To:         Bob Kelly, President & CEO

Effective Date:     As soon as possible.

Duties: Responsible for all human resource and labor relations functions including negotiating and administering labor contracts, associate related legal matters, associate training and development, compensation and benefits administration, and workers compensation administration.

                    It is estimated that approximately 80% of your time will be devoted to human resources/labor relations responsibilities and 20% to legal matters involving associate grievances, arbitrations and litigation as well as reviewing contracts and other legal documents from other parts of the Company.

Salary:             $115,000

Signing Bonus:      $10,000

Annual Incentive
Bonus Potential:    Participation in the Eagle bonus plan at the administrative vice president targeted norm of thirty percent (30%) of average annual salary with a maximum potential of sixty percent (60%) should the Company exceed budgeted expectations as defined in the plan. Payout or partial payout is contingent on Company performance with final determination solely vested with the Board of Directors.
                    Employment at time of payout (late March) is a prerequisite for payment. First year bonus is pro-rated based on average salary earned.
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Mr. Byron Magafas
Page Two
October 7, 1997

Stock:      Eagle will provide a stock option based on the following criteria:

                    Award Level:       15,000 shares

                    Grant Price:       The closing price on date of employment.

                    Vesting Schedule:  25 % at each of the first four
                                       anniversaries of the grant and options
                                       must be exercised within ten (10) yerars of award thereof or once eligible, within thirty (30) days following terminaiton of employment.

                    Award Level:       10,000 shares on the first anniversary of
                                       employment.

                    Grant Price:       Closing price on that day in 1998.

                    Vesting Schedule:  Same as above.


Relocation:         Eagle will provide reimbursement of all usual and customary real estate fees associated with the sale of your primary residence not to exceed seven (7%) of the documented sale price. Packing and movement of household goods will be provided in accordance with polity. Execution of the physical move must be completed within six (6) months of your date of hire or the terms described herein shall be vacated. Relocation costs to be repaid if employment is terminated by associate within six months.

Temporary Living:   $3,000 to be paid in advance to cover temporary living
                    expenses.

Househunting:       Reasonable costs of two househunting trips for yourself and spouse.

Vacation:           Four weeks from start date to December 31, 1998. Four weeks per calendar year thereafter.

Benefits:           Enrollment in the Eagle Food Centers, Inc. health and
                    welfare plan upon the completion of the ninety (90) day eligibility period. The Company will pay for up to ninety
                    (90) days of documented COBRA contributions to assure continuation of benefits throughout the eligibility period as defined above. Another copy of the Eagle benefits package will be mailed to you today.

Severance:          Severance Agreement attached.

Mr. Byron Magafas
Page Three
October 7, 1997

Hopefully, you will find this summary to be acceptable. Eagle offers a great challenge and the change to participate in an exciting turnaround effort. It will be a pleasure working with you and I look forward to your becoming a valuable and contributing member of the management team. Please give me a call so we can finalize the details and answer any questions.

Very truly yours,

EAGLE FOOD CENTERS, INC.                   ACCEPTANCE:

/s/ Bob Kelly 10/6/97                      /s/ Byron O. Magafas
---------------------                      --------------------
Bob Kelly                                  Byron O. Magafas
President and CEO                          DATE:     10/16/97